EXHIBIT 99.1

Contact:	Mark Hord	FOR IMMEDIATE RELEASE
	ViewPoint Financial Group	April 23, 2008
972-578-5000, Ext. 7440
ViewPoint Financial Group Reports
First Quarter 2008 Earnings
PLANO, Texas, April 23, 2008 — ViewPoint Financial Group (NasdaqGS: VPFG) (the “Company”), the holding company for ViewPoint Bank, announced unaudited financial results today for the three month period ended March 31, 2008. Detailed results of the quarter will be available in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which will be filed in May and posted on our website, http://viewpointbank.com. Highlights for the quarter include:
•	$0.06 earnings per share

•	Total assets of $1.77 billion, an increase of 6.7% from December 31, 2007

•	Total deposits of $1.38 billion, an increase of 6.1% from December 31, 2007

•	Total net loans (including loans held for sale) of $960.9 million, an increase of 4.2% from December 31, 2007

•	Earnings before income tax expense of $2.4 million for the quarter ended March 31, 2008, an increase of 36.7% from the quarter ended March 31, 2007
“2008 is off to an exciting start for ViewPoint Financial Group,” said Gary Base, President and Chief Executive Officer. “This quarter, our loan portfolio grew as we originated more residential and commercial real estate loans, which resulted in a positive impact to earnings. Our asset quality remains strong with lower loan delinquencies and net charge-offs.”
Results of Operations for the Quarter Ended March 31, 2008
Income before tax expense for the quarter ended March 31, 2008, was $2.4 million, an increase of $651,000, or 36.7%, from $1.8 million for the quarter ended March 31, 2007. The increase in income before tax expense primarily resulted from higher net interest and noninterest income. Net income for the quarter ended March 31, 2008, was $1.5 million compared to $1.1 million for the quarter ended March 31, 2007.

Net income for the quarter ended March 31, 2008, included a $1.1 million benefit related to the Visa, Inc. (“Visa”) initial public offering and share-based compensation expense of $440,000 from the Equity Incentive Plan adopted in May 2007. The Company recognized no similar Visa-related benefit or share-based compensation expense in the quarter ended March 31, 2007. Excluding these items, non-GAAP net income for the quarter ended March 31, 2008, was $1.1 million, a decrease of $6,000, or 0.5%, from the quarter ended March 31, 2007. A reconciliation of these non-GAAP income items to GAAP net income can be found in the tables attached to this press release.
Interest income increased by $2.2 million, or 11.2%, to $22.1 million for the quarter ended March 31, 2008, from $19.9 million for the quarter ended March 31, 2007. Increased investment balances contributed to a $2.2 million increase in investment interest income while interest income on loans increased by $820,000, as the average yield earned on loans increased from 5.69% for the three months ended March 31, 2007, to 6.00% for the three months ended March 31, 2008. This increase in interest income was partially offset by an $850,000 decline in interest earned on interest-bearing deposits at other financial institutions, as the average balance in these accounts decreased by $46.8 million for the quarter ended March 31, 2008, from the same period last year.
Interest expense increased by $1.3 million, or 14.9%, to $10.7 million for the quarter ended March 31, 2008, from $9.4 million for the quarter ended March 31, 2007. The increase in interest expense was primarily due to increases in average outstanding balances of time deposits and Federal Home Loan Bank advances, which we use to leverage our balance sheet and to extend the duration of our liabilities to more closely match our assets. Overall, the rate paid on average interest-bearing liabilities increased only four basis points, from 3.29% for the quarter ended March 31, 2007, to 3.33% for the quarter ended March 31, 2008.
Noninterest income increased by $2.4 million, or 39.8%, to $8.4 million for the quarter ended March 31, 2008, from $6.0 million for the quarter ended March 31, 2007. The increase in noninterest income was due to an increase of $1.5 million in our net gain on sales of loans, resulting from $59.3 million of loans sold to outside investors by our mortgage banking subsidiary, Bankers Financial Mortgage Group (operated through our wholly-owned subsidiary, Community Financial Services, Inc.). Additionally, in March 2008, we recognized a gain of $771,000 resulting from the redemption of 18,029 shares of Visa Class B stock in association with Visa’s initial public offering. Also, in the quarter ended March 31, 2008, we recognized $279,000 of bank-owned life insurance income from a policy purchased in September 2007, with no corresponding income in 2007.
Noninterest expense increased by $2.4 million, or 17.6%, to $16.2 million for the quarter ended March 31, 2008, from $13.8 million for the quarter ended March 31, 2007. The increase in noninterest expense was primarily due to higher salaries and benefits expense of $2.2 million, including $1.0 million in costs from the operations of Bankers Financial Mortgage Group acquired in September 2007 and $440,000 in share-based compensation expense resulting from our 2007 Equity Incentive Plan. Other noninterest expense increased due to higher lending expenses of $412,000 associated with the operations of Bankers Financial Mortgage Group. A decrease in outside professional services expense reflects the $350,000 reversal of the VISA litigation liability recorded in the fourth quarter of 2007.

Financial Condition as of March 31, 2008
Total assets increased by $111.5 million, or 6.7%, to $1.77 billion at March 31, 2008, from $1.66 billion at December 31, 2007. The increase primarily resulted from growth of $82.4 million in securities held to maturity and $39.1 million in our net loan portfolio.
Our net loan portfolio, including loans held for sale, increased $39.1 million, or 4.2%, from $921.8 million at December 31, 2007, to $960.9 million at March 31, 2008. This is the highest rate of growth since we began our strategy to transition our loan portfolio away from consumer loans and into residential real estate and commercial loans. This increase was due to growth in our one-to-four family and commercial real estate portfolios of $42.3 million and $30.9 million, respectively. We anticipate that these loan portfolios will continue to grow as we add more loans originated by Bankers Financial Mortgage Group and focus on continuing to grow our residential and commercial real estate loan portfolios. The increase in our real estate portfolios was partially offset by a $33.0 million, or 14.2%, reduction in consumer loans.
Our securities portfolio had a net increase of $46.8 million, or 8.3%, due to the purchase of $85.3 million in 15-year agency mortgage-backed securities, which we designated as held to maturity. The increase was partially offset by $37.9 million of securities that matured during the quarter ended March 31, 2008.
Total deposits increased by $79.7 million, or 6.1%, from $1.30 billion at December 31, 2007, to $1.38 billion at March 31, 2008. Time deposits increased by $68.1 million, while savings and money market accounts increased by $10.7 million.
Total shareholders’ equity increased by $840,000, or 0.41%, to $204.6 million at March 31, 2008, from $203.8 million at December 31, 2007. The increase in shareholders’ equity was primarily due to net income of $1.5 million, which was partially offset by the payment of a $0.06 per share dividend to minority shareholders totaling $662,000 and a decrease in accumulated other comprehensive income of $837,000. The market value, net of tax, of our available for sale securities portfolio ended the period at $24,000 more than amortized cost.
Net charge-offs have declined from $1.2 million for the three months ended March 31, 2007, to $748,000 for the three months ended March 31, 2008. Our non-performing loans totaled $3.8 million at March 31, 2008, which represented 0.40% of gross loans.
About ViewPoint Financial Group
ViewPoint Financial Group is the holding company for ViewPoint Bank, the largest bank based in fast-growing Collin County, Texas. ViewPoint Bank operates 28 branches and 9 loan production offices.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimates,” “assumes,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Company’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this release and factors set forth under Risk Factors in our Form 10-K. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS

Cash and cash equivalents	$97,060	$73,478
Securities available for sale, at fair value	507,262	542,875
Securities held to maturity	102,498	20,091
Loans, net of allowance of $6,549 — March 31, 2008, $6,165 — December 31, 2007	960,851	921,822
Federal Home Loan Bank stock	7,528	6,241
Bank-owned life insurance	26,777	26,497
Premises and equipment, net	40,277	40,862
Accrued interest receivable and other assets	27,426	26,338

Total Assets	$1,769,679	$1,658,204

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest-bearing demand	$186,107	$185,149
Interest-bearing demand	76,905	76,948
Savings and money market	589,395	578,728
Time	524,857	456,768

Total deposits	1,377,264	1,297,593
Federal Home Loan Bank advances	159,677	128,451
Other liabilities	28,104	28,366
Total shareholders’ equity	204,634	203,794

Total Liabilities and Shareholders’ Equity	$1,769,679	$1,658,204

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended
	March 31,
	2008	2007
	(unaudited)

Interest income	$22,132	$19,910
Interest expense	10,747	9,353

Net interest income	11,385	10,557
Provision for loan losses	1,132	992

Net interest income after provision for loan losses	10,253	9,565

Noninterest income	8,376	5,993
Noninterest expense	16,206	13,786

Income before income tax expense	2,423	1,772
Income tax expense	885	673

Net income	$1,538	$1,099

Basic and diluted earnings per share	$0.06	$0.04

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Reconciliation of Non-GAAP to GAAP Net Income
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
	(unaudited)	(unaudited)

GAAP net income	$1,538	$1,099

Share-based compensation expense, net of tax	290	—
Reversal of Visa litigation liability due to Visa IPO proceeds, net of tax	(231)	—
Gain on redemption of Visa Class B shares due to Visa IPO proceeds, net of tax	(504)	—

Non-GAAP net income	$1,093	$1,099

Basic and diluted non-GAAP earnings per share	$0.05	$0.04

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Financial Summary
(Dollar amounts in thousands except per share data)

	Three Months Ended,
	March 31,
	2008	2007
Share Data for Earnings per Share Calculation:
Weighted average common shares outstanding	25,218,503	25,788,750
Less: Average unallocated ESOP shares	(804,354)	(898,136)
Average unvested restricted shares	(430,208)	—
Average shares	23,983,941	24,890,614
Diluted average shares	23,983,941	24,890,614

Share data at period-end:
Total shares issued	26,208,958	25,788,750
Less: Treasury stock	(990,455)	—
Total shares outstanding	25,218,503	25,788,750

Branch Data:
Number of branches (including in-store locations and loan production offices)	37	33
Number of in-store branches	12	15